Exhibit 99.1

L BRANDS, INC. NAMES TWO NEW MEMBERS TO ITS

BOARD OF DIRECTORS

COLUMBUS, OH (Aug. 22, 2017) – Today L Brands, Inc. (NYSE: LB) announced the appointment of Patricia S. Bellinger and Robert H. Schottenstein to its Board of Directors.

Bellinger is an Adjunct Lecturer and Research Fellow at the Harvard Kennedy School. She is an internationally recognized expert on diversity, inclusion and leadership development and serves on the boards of Pattern Energy Group, Inc. (NASDAQ: PEGI), Sodexo SA (EPA: SW) and Sonepar Group.

Schottenstein is Chairman and CEO of M/I Homes, Inc. (NYSE: MHO), one of the largest homebuilders in the United States, and serves on the board of Installed Building Products, Inc. (NYSE: IBP).

“Both Patti Bellinger and Bob Schottenstein are business leaders who have built their careers through elevating others and delivering performance – principles that drive our business," said Leslie H. Wexner, chairman and chief executive officer of L Brands. "I’m excited that they are joining the L Brands board to help us continue to grow as we always strive to get better.”

The company also announced the retirement of Jeffrey H. Miro from the board of directors. Miro, who served on the L Brands board since 2006, is a Partner at Honigman Miller Schwartz and Cohn.

“Jeffrey’s decade of service on the L Brands board brought a level of sophistication to our thinking – particularly around corporate governance and real estate,” said Wexner. “I’ve always believed that his wise counsel was important to our enterprise. We greatly appreciate his service.”

ABOUT L BRANDS:

L Brands, through Victoria’s Secret, PINK, Bath & Body Works, La Senza and Henri Bendel, is an international company.  The company operates 3,077 company-owned specialty stores in the United States, Canada, the United Kingdom and Greater China, and its brands are sold in more than 750 additional franchised locations worldwide.  The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

For further information, please contact:

L Brands:
Communications	Investor Relations
Tammy Roberts Myers	Amie Preston
(614) 415-7072	(614) 415-6704
communications@lb.com	apreston@lb.com